Exhibit 99.1

Investor Contact:	Press Contact:

Steve Kunszabo	Liz DeCastro
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7421
steve.kunszabo@iridium.com	liz.decastro@iridium.com

IRIDIUM COMMUNICATIONS APPOINTS ADMIRAL (RET.) ERIC T. OLSON TO BOARD OF DIRECTORS

MCLEAN, Va. - December 6, 2011 - Iridium Communications Inc. (Nasdaq: IRDM) (“Iridium”) today announced that it has expanded its board of directors from ten members to eleven members and appointed Admiral (Ret.) Eric T. Olson as a new director. Admiral Olson brings nearly forty years of broad leadership, management and military operations experience to Iridium.

Most recently, he was the commander of the U.S. Special Operations Command (“USSOCOM”), responsible for the readiness of joint special operations missions worldwide. Prior to that, he led operational units within every component of the Naval Special Warfare community and served in senior positions within USSOCOM and the U.S. Navy staff. Admiral Olson graduated from the United States Naval Academy in 1973 and qualified as a Naval Special Warfare officer (“Navy SEAL”) in 1974. He earned a Master of Arts degree in national security affairs at the Naval Postgraduate School, and has been awarded the Defense Distinguished Service Medal and the Silver Star.

“I’m delighted to welcome Admiral Olson to our board and the Iridium family,” said Matt Desch, Iridium’s chief executive officer. “His decades of distinguished leadership and management experience as a naval officer will be especially important as we grow our strategic relationship with the U.S. Government. We look forward to his many contributions as a key member of our board and senior leadership team.”

About Iridium Communications Inc.

Iridium is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ever-expanding ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network - Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.